UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 26, 2013

Date of report (Date of earliest event reported)

Integrated Device Technology, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-12695	94-2669985
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6024 Silver Creek Valley Road, San Jose, California 95138

(Address of principal executive offices) (Zip Code)

(408) 284-8200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 26, 2013, Integrated Device Technology, Inc. (the “Company”) announced that Theodore L. Tewksbury, III has resigned as the president and chief executive officer of the Company and as a member of the Company’s board of directors effective August 27, 2013 (the “Termination Date”). In connection with his resignation, Mr. Tewksbury entered into a separation agreement (the “Separation Agreement”) with the Company dated August 26, 2013.

Subject to the Separation Agreement becoming irrevocable on September 3, 2013, Mr. Tewksbury is entitled to the following: (i) a lump sum payment of $600,018, which is the equivalent of 12 months of Mr. Tewksbury’s base salary, to be paid as soon as administratively practicable following September 3, 2013; (ii) continued eligibility for a full bonus under the Company’s Annual Incentive Compensation Plan (“AIP”) for fiscal year 2014, payable based on Company performance on the regularly scheduled payment date under the AIP; (iii) continued exercisability of all outstanding options to the extent vested at the Termination Date through August 27, 2014; and (iv) COBRA premiums for continued healthcare coverage for up to 12 months.

The foregoing description of the Separation Agreement is qualified in its entirety by reference to the Separation Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

10.1	Separation Agreement, dated August 26, 2013, by and between Theodore L. Tewksbury, III, and Integrated Device Technology, Inc.

99.1	Press release dated August 26, 2013.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 27, 2013	INTEGRATED DEVICE TECHNOLOGY, INC.

	By:	/s/ Richard D. Crowley, Jr.
Richard D. Crowley, Jr.
Senior Vice President, Chief Financial Officer
(duly authorized officer)

Exhibit Index

Exhibit No.	Description

10.1	Separation Agreement, dated August 26, 2013, by and between Theodore L. Tewksbury, III, and Integrated Device Technology, Inc.

99.1	Press Release dated August 26, 2013.